Exhibit 5

Ropes & Gray LLP

December 7, 2009

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 105,000 shares of Common Stock, $0.10 par value (the “Shares”), of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”) of which 52,500 are issuable upon the exercise of that certain stock option awarded to Michelle V. Stacy as an inducement to her accepting employment with the Company pursuant to her Offer Letter dated September 23, 2008 and (ii) 52,500 are issuable upon the exercise of that certain stock option awarded to Howard Malovany as an inducement to him accepting employment with the Company pursuant to the terms of his Offer Letter dated January 8, 2009 ((i) and (ii) together, the “Inducement Awards”).

We are familiar with the actions taken by the Company in connection with the Inducement Awards. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the respective Inducement Awards, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP